                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE 13G
                                  (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1)b) AND (c) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2(b)

                                 (Amendment No. 1)*

                                US Airways Group, Inc.
------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
------------------------------------------------------------------------------

------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   911905 10 7
                       -----------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)

CUSIP No. 911905 10 7                 13G                 Page 2 of 30 Pages
          -----------                                         --    --


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Warren E. Buffett

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      3,830,538 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,830,538 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,830,538 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     3.79%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IN
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 3 of 30 Pages
          -----------                                         --    --


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Berkshire Hathaway, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Delaware Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      3,830,538 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,830,538 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,830,538 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     3.79%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     HC,CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 4 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Indemnity Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      2,647,875 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  2,647,875 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,647,875 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     2.62%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 5 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Indemnity Company of Mid-America

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Minnesota Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      77,429 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  77,429 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     77,429 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 6 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Fire and Marine Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      77,429 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  77,429 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     77,429 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 7 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Redwood Fire and Casualty Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      77,429 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  77,429 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     77,429 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 8 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Cypress Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     California Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      51,619 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  51,619 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     51,619 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 9 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Columbia Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      279,322 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  279,322 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     279,322 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.28%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 10 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Liability & Fire Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Illinois Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      51,619 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  51,619 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     51,619 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 11 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Blue Chip Stamps

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     California Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      309,718 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  309,718 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     309,718 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 12 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Wesco Financial Corporation

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Delaware Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      309,718 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  309,718 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     309,718 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 13 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Wesco Holdings Midwest, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      309,718 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  309,718 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     309,718 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 14 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Wesco-Financial Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      309,718 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  309,718 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     309,718 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 15 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Nebraska Furniture Mart, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      129,049 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  129,049 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     129,049 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 16 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     The Fechheimer Bros. Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Delaware Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      129,049 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  129,049 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     129,049 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 17 of 30 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Oak River Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      77,429 shares of common stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  77,429 shares of common stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     77,429 shares of common stock
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

INTRODUCTORY NOTE. Schedule 13G filed by Warren E. Buffett, Berkshire Hathaway Inc. and certain of its subsidiaries with respect to ownership of securities of US Airways Group, Inc. is hereby amended as follows:

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(E). CUSIP NUMBER:

           911905 10 7


ITEM 4.   OWNERSHIP

          WARREN E. BUFFETT

          (a)  Amount Beneficially Owned:

               3,830,538 shares of common stock

          (b)  Percent of Class:

               3.79% of common stock

          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote
                   -0-

               (ii) shared power to vote or to direct the vote
                    3,830,538

               (iii) sole power to dispose or direct the disposition of
                     -0-

               (iv) shared power to dispose or to direct the disposition of
                    3,830,538

BERKSHIRE HATHAWAY INC.

     (a)  Amount Beneficially Owned:

          3,830,538 shares of common stock

     (b)  Percent of Class:

          3.79% of common stock

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               3,830,538

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               3,830,538

     NATIONAL INDEMNITY COMPANY

     (a)  Amount Beneficially Owned:

          2,647,875 shares of common stock

     (b)  Percent of Class:

          2.62% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               2,647,875

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               2,647,875

     NATIONAL FIRE AND MARINE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          77,429 shares of common stock

     (b)  Percent of Class:

          0.08% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               77,429

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               77,429

     REDWOOD FIRE AND CASUALTY INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          77,429 shares of common stock

     (b)  Percent of Class:

          0.08% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               77,429

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               77,429

     CYPRESS INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          51,619 shares of common stock

     (b)  Percent of Class:

          0.05% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               51,619

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               51,619

     COLUMBIA INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          279,322 shares of common stock

     (b)  Percent of Class:

          0.28% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               279,322

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               279,322

     NATIONAL LIABILITY AND FIRE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          51,619 shares of common stock

     (b)  Percent of Class:

          0.05% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
              51,619

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               51,619

     BLUE CHIP STAMPS

     (a)  Amount Beneficially Owned:

          309,718 shares of common stock

     (b)  Percent of Class:

          0.31% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               309,718

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               309,718

     WESCO FINANCIAL CORPORATION

     (a)  Amount Beneficially Owned:

          309,718 shares of common stock

     (b)  Percent of Class:

          0.31% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               309,718

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               309,718

     WESCO HOLDINGS MIDWEST, INC.

     (a)  Amount Beneficially Owned:

          309,718 shares of common stock

     (b)  Percent of Class:

          0.31% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               309,718

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               309,718

     WESCO-FINANCIAL INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          309,718 shares of common stock

     (b)  Percent of Class:

          0.31% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               309,718

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               309,718

     NEBRASKA FURNITURE MART, INC.

     (a)  Amount Beneficially Owned:

          129,049 shares of common stock

     (b)  Percent of Class:

          0.13% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               129,049

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               129,049

     THE FECHHEIMER BROS. COMPANY

     (a)  Amount Beneficially Owned:

          129,049 shares of common stock

     (b)  Percent of Class:

          0.13% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               129,049

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               129,049

     NATIONAL INDEMNITY COMPANY OF MID-AMERICA

     (a)  Amount Beneficially Owned:

          77,429 shares of common stock

     (b)  Percent of Class:

          0.08% of common stock

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               77,429

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               77,429

     OAK RIVER INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          77,429 shares of common stock

     (b)  Percent of Class:

          0.08% of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               77,429

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of
               77,429

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          The parties filing this Schedule 13G now own less than 5% (3.79%) of the Issuer's outstanding common stock.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of May, 1998


/s/ Warren E. Buffett
------------------------------------
Warren E. Buffett


BERKSHIRE HATHAWAY INC.                  NATIONAL INDEMNITY COMPANY



By /s/ Warren E. Buffett                 By /s/ Warren E. Buffett
  ------------------------------------     ------------------------------------
  Warren E. Buffett                        Warren E. Buffett
  Chairman of the Board                    Chairman of the Board

COLUMBIA INSURANCE COMPANY               NATIONAL FIRE AND MARINE
                                             INSURANCE COMPANY


By /s/ Warren E. Buffett                 By /s/ Warren E. Buffett
  ----------------------------------       ------------------------------------
  Warren E. Buffett                        Warren E. Buffett
  Chairman of the Board                    Chairman of the Board

REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, NATIONAL LIABILITY AND FIRE INSURANCE COMPANY, BLUE CHIP STAMPS, WESCO FINANCIAL COPRORATION, WESCO HOLDINGS MIDWEST, INC., WESCO-FINANCIAL INSURANCE COMPANY, PRECISION STEEL WAREHOUSE, INC., THE FECHHEIMER BROS. COMPANY, NEBRASKA FURNITURE MART, INC., NATIONAL INDEMNITY COMPANY OF MID-AMERICA, AND OAK RIVER INSURANCE COMPANY

By /s/ Warren E. Buffett
  ------------------------------------
  Warren E. Buffett
  Attorney-in-Fact